Exhibit 4.4

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of January 5, 2004, by and among REDBACK NETWORKS, INC., a Delaware corporation (the “Company”), and the persons set forth on the Schedule of Investors attached hereto as Exhibit A (the “Investors”).

RECITALS

1. The Company has entered into a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), with each of the Investors identified therein pursuant to which the Company has sold to the Investors, and the Investors have purchased from the Company, shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) and warrants to purchase shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”).

2. The Investors may purchase up to 3,000,000 additional shares of Common Stock or warrants to purchase Common Stock in market transactions, privately negotiated transactions or otherwise, as contemplated by Section 2.25 of the Purchase Agreement (collectively, “Market Securities”).

3. As a condition to each of the Investors’ obligations under the Purchase Agreement, the Company and the Investors will enter into this Agreement for the purpose of granting certain registration and other rights to the Investors.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

SECTION 1 Certain Definitions. As used in this Agreement, the capitalized terms identified in the Preamble and the Recitals shall have the meanings identified therein and the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Holder” shall mean (i) any Investor holding Registrable Securities and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 13 hereof.

The term “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other legal entity, or any government or governmental agency or authority.

The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 5 and 6 hereof, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, provided that Registration Expenses shall not be deemed to include any Selling Expenses.

“Registrable Securities” shall mean the (i) the Warrants and Market Securities, (ii) any shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock (including Series B Preferred Stock or Common Stock paid as a dividend on Series B Preferred Stock) or issued or issuable upon exercise of the Warrants or Market Securities, or (iii) any securities issued or issuable in respect of the securities describe in clauses (i) and (ii) above upon any stock split, stock dividend, recapitalization or similar event; provided, however, that the Warrants, Market Securities, shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter pursuant to an effective registration statement or in compliance with Rule 144 under the Securities Act or (B) transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with Section 13 hereof.

“Restricted Securities” shall mean the Shares and Warrants required to bear the legend set forth in Section 3 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

“Shares” shall mean all shares of Series B Preferred Stock purchased by the Investors pursuant to the Purchase Agreement, all shares of Series B Preferred Stock issued to the Investors as dividends, all shares of Common Stock issued or issuable in respect thereof and all shares of Common Stock issued or issuable upon exercise of the Warrants or Market Securities.

“Warrants” means the Warrants issued under the Purchase Agreement.

SECTION 2 Restrictions. The Shares and Warrants shall not be sold, assigned, transferred or pledged except upon the conditions specified in Section 4, which conditions are intended to ensure compliance with the provisions of the Securities Act.

SECTION 3 Restrictive Legend. Each certificate representing the Shares and each Warrant (unless otherwise permitted by the provisions of Section 4 below) shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM SUCH REGISTRATION.”

Each Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in Section 4.

SECTION 4 Notice of Proposed Transfers. Each Investor agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, an Investor shall give written notice to the Company of such Investor’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto or (iii) any other evidence reasonably satisfactory to counsel to the Company, whereupon such Investor shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such Investor to the Company. Notwithstanding the foregoing, the Company will not require such a notice or legal opinion or “no action” letter (a) in any customary transaction in compliance with Rule 144, (b) in any transaction in which a holder that is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or affiliates for no consideration or (c) in any transaction in which a holder that is a partnership or limited liability company distributes Restricted Securities solely to its affiliates (including affiliated fund partnerships), partners or members thereof for no consideration. Each certificate or warrant evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3 above, except that such certificate or warrant shall not bear such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of a holder of a certificate or warrant bearing such restrictive legend, the Company shall remove such restrictive legend from such certificate or warrant if such legend is not required in order to establish compliance with any provisions of the Securities Act.

SECTION 5 Mandatory Registration. The Company shall file a registration statement covering the sale or distribution by the Holders, on a delayed or continuous basis, including without limitation, by way of underwritten offering, block sale or other distribution plan designated by the Holders of a majority of the Registrable Securities from time to time, of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith) (the “Shelf Registration”) within 90 days after the date hereof and shall cause the Shelf Registration to be declared effective by the Commission (and shall take such appropriate actions as are related thereto including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification, if necessary, under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as promptly as possible after the filing thereof, but in any event prior to the date that is 165 days after the date hereof. Once declared effective, the Company shall use its reasonable best efforts to cause (x) the Shelf Registration to be effective until the earlier of (i) five (5) years from the date hereof and (ii) such time as the Holders own shares of Common Stock, or shares of Common Stock issuable upon exercise or conversion of the Registrable Securities, which in the aggregate are less than 5% of the Company’s outstanding shares of Common Stock and the Holders may sell all of their Registrable Securities without registration pursuant to Rule 144 under the Securities Act in any and all three-month periods, and (y) subject to Section 9(j), the Shelf Registration to be useable by the Holders during such entire period. The Company shall not be obligated to take any action to effect the Shelf Registration in any particular jurisdiction in which the Company would be required to qualify to do business, subject itself to general taxation or execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business, subject to general taxation or subject to service, as the case may be, in such jurisdiction, except as may be required by the Securities Act.

SECTION 6 Company Registration.

(a) Notice of Registration. If at any time or from time to time, the Company shall determine to file a registration statement for an underwritten public offering of its equity securities, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) subject to Section 6(b) below, include in such registration (and any related qualification under blue sky laws or other compliance) all the Registrable Securities specified in a written request or requests made within 15 days after receipt of such written notice from the Company by any Holder.

(b) Underwriting. The right of any Holder to registration pursuant to this Section 6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. Each Holder proposing to distribute its securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform such Holder’s obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 6, if the managing underwriter provides written notice to the Holders that it has determined that market factors require a limitation on the number of shares to be included in such registration, the managing underwriter shall include in the offering the maximum number of shares that may be included in the offering consistently with such market factors and shall allocate such included shares as follows: (i) first, the shares requested to be sold by the Company for its own account or the holder of securities initiating the registration under demand registration rights granted by the Company; (ii) second, among the Holders and other holders pro rata based upon the number of Registrable Securities owned by such Holders, the shares requested to be included in the offering by the Holders and the shares requested to be included in the offering pursuant to piggyback registration rights by other holders granted by the Company; and (iii) third, any other shares requested or proposed by the Company to be included for resale. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other holder to the nearest 100 shares. If any Holder or other holder disapproves of the terms of any such underwriting, such holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

SECTION 7 Limitations on Subsequent Registration Rights. From and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities that are inconsistent with the rights granted to the Holders herein, without the consent of Holders of at least a majority of the Registrable Securities.

SECTION 8 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Sections 5 and 6 and the reasonable cost of one special legal counsel to represent all of the Holders together in any such registration shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

SECTION 9 Registration Procedures. In the case of each registration effected by the Company pursuant to Sections 5 and 6, the Company will keep each Holder participating in such registration advised in writing as to the initiation of each registration and as to the completion thereof and, at its expense, the Company will:

(a) prepare and file with the Commission a registration statement with respect to such securities;

(b) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement;

(c) furnish to the Holders participating in such registration and to their legal counsel copies of the registration statement proposed to be filed, and provide such Holders and their legal counsel the reasonable opportunity to review and comment on such registration statement;

(d) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(e) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 9(j), at the request of any such Holder, prepare promptly and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(f) use reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g) make available for inspection by any Holder participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Holder or underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers and directors to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such Holder, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided;

(h) in the event that the Registrable Securities are being offered in an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the underwriters of such offering, and shall participate and cooperate with the underwriters in connection with any road show or marketing activities customary for an underwritten public offering;

(i) use reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(j) notwithstanding any other provision of this Agreement, if the Board of Directors of the Company has determined in good faith that the continued use of the prospectus and registration statement by the Holders would be materially detrimental to the Company, the Company shall have the right to suspend the use of the prospectus and the registration statement covering any Registrable Security for such period of time as its use would be materially detrimental to the Company by delivering written notice of such suspension to all Holders listed on the Company’s records; provided, however, that the Company may exercise the right to such suspension only once in any 12-month period and for a period not to exceed 90 days. From and after the date of a notice of suspension under this Section 9(j), each Holder agrees not to use the prospectus or registration statement until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the 90th day following the giving of such notice.

SECTION 10 Indemnification.

(a) The Company will indemnify each Holder, each Holder’s current and former officers, directors, partners and members, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities, joint or several, (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each such Holder’s current and former officers, directors, partners and members, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred. The indemnity agreement contained in this section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action (1) to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder or (2) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify, severally and not jointly, the Company, each of its directors, officers, partners and members, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors, partners and members and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, preliminary prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, members, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided that in no event shall any indemnity under this subparagraph 10(b) payable by a Holder exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The indemnity agreement contained in this section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed), nor shall the Holder be liable for any such loss, claim, damage, liability or action where such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and the Company or the underwriters failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act

(c) Each party entitled to indemnification under this Section 10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 10 only to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in Section 10(e), the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). In no event shall any Holder’s contribution obligation under this Section 10(d) exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(e) The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to above in this Section 10 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of Section 10 hereof. No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 11 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

SECTION 12 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) so long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

SECTION 13 Transfer of Registration Rights. The rights to cause the Company to register securities granted to a Holder under this Agreement may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by such party; provided, however, that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) prior written notice of such assignment is given to the Company and (c) such transferee or assignee (i) is a subsidiary, affiliated partnership, affiliate or partner or limited liability company member (including limited partners, retired partners, spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) of such Holder or (ii) acquires from such Holder at least 500,000 Registrable Securities (as adjusted for any stock dividends paid in Registrable Securities, and combinations, stock splits, recapitalization and the like each with respect to shares of Registrable Securities). All shares of Registrable Securities transferred by affiliated Persons (including current and retired partners, current and former members, current affiliates and current and former stockholders) shall be aggregated together for the purpose of determining the availability of any rights under this Section 13.

SECTION 14 Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Section 6 shall terminate with respect to such Holder upon the earlier of (i) five (5) years from the date hereof or (ii) such time as the Holders own shares of Common Stock, or shares of Common Stock issuable upon exercise or conversion of the Registrable Securities, which in the aggregate are less than 5% of the Company’s outstanding shares of Common Stock and the Holders may sell all of their Registrable Securities without registration pursuant to Rule 144 under the Securities Act in any and all three-month period.

SECTION 15 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

SECTION 16 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof.

SECTION 17 Counterparts. This Agreement may be executed in two or more counterparts and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 18 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be (A) mailed by registered or certified mail, postage prepaid, return receipt requested, (B) delivered by a nationally recognized overnight courier, (C) sent by confirmed telecopy or (D) otherwise delivered by hand or by messenger, addressed (i) if to an Investor, at such Investor’s address set forth on Exhibit A, or at such other address as such Investor shall have furnished to the Company in writing; or (ii) if to the Company, at its address set forth on the signature page of this Agreement addressed to the attention of the Corporate Secretary, with a copy to Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, facsimile (650) 493-6811, Attention: Page Mailliard, Esq., or to such other address as the Company shall have furnished to the Investors. If notice is provided by mail, notice shall be deemed to be given two business days after proper deposit in a mailbox; if by overnight courier, notice shall be deemed to be given on the next business day after deposit; if by facsimile, on the next business day after completion of such facsimile transmission as conclusively evidenced by the transmission receipt; and if by hand or messenger, upon receipt by the addressee.

SECTION 19 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

SECTION 20 Amendment and Waiver. Any provision of this Agreement may be amended or waived with the written consent of the Company and the holders of at least a majority of the outstanding Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any holder. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.

SECTION 21 Rights of Holders. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other Holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

SECTION 22 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of any other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

SECTION 23 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 24 Legal Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, including on appeal, in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

THE COMPANY:

REDBACK NETWORKS INC.

By:	/s/ Thomas L. Cronan III
Name:	Thomas L. Cronan III
Title:	Senior Vice President of Finance and Administration and Chief Financial Officer

Address:	300 Holger Way San Jose, CA 95134-1362 Facsimile: (408) 750 5195 Attention: General Counsel

THE INVESTORS:

TCV IV, L.P.

By: Technology Crossover Management IV, L.L.C.

Its:  General Partner

By: /s/ Robert C. Bensky

Name: Robert C. Bensky

Title:   Attorney in Fact

TCV IV STRATEGIC PARTNERS, L.P.

By: Technology Crossover Management IV, L.L.C.,

Its:  General Partner

By: /s/ Robert C. Bensky

Name: Robert C. Bensky

Title:   Attorney in Fact

EXHIBIT A

SCHEDULE OF INVESTORS

TCV IV, L.P.

TCV IV STRATEGIC PARTNERS, L.P.

Mailing address for each Investor:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

Attention: Carla S. Newell

Phone: (650) 614-8224

Fax: (650) 614-8222

with a copy to:

Technology Crossover Ventures

56 Main Street, Suite 210

Millburn, New Jersey 07041

Attention: Robert C. Bensky

Phone: (973) 467-5320

Fax: (973) 467-5323

and:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Peter Kerman

Phone: (650) 328-4600

Fax: (650) 463-2600